Exhibit 10.2

First Amendment to

Amended and Restated Employment Agreement

This First Amendment (this “Amendment”) is effective as of the 30th day of July, 2014 (the “Effective Date”), between James R. Black, an individual (the “Executive”), Mattress Holding Corp., a Delaware corporation (“MHC”), and Mattress Firm Holding Corp., a Delaware corporation (“MFRM”).  MHC and MFRM are collectively referred to herein as the “Company.”

WHEREAS, the Executive, MHC and MFRM are parties to that certain Amended and Restated Employment Agreement effective September 14, 2011 (the “Agreement”);

WHEREAS, the Executive has informed the Company of his decision to retire from employment with the Company;

WHEREAS, the Executive has agreed to continue to provide services to the Company through the end of the current fiscal year (February 3, 2015); and

WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments.  Effective as of the Effective Date, the Agreement is hereby amended as follows:

a.              Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.                                     Employment Duties. During the remainder of the Term (as defined below), the Executive shall serve as Senior Corporate Advisor of MFRM and Mattress Firm, Inc. and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer, and, in such capacity, shall assist with the oversight of and provide guidance and advice regarding the financial and accounting operations of the Company and perform such duties and have such authority over the affairs and business of the Company as may be requested by the Company’s Chief Executive Officer or Chief Financial Officer from time to time. The Executive shall also serve during the Term as an officer and/or director of the Company’s subsidiaries as the Board of Directors of MFHC (the “Board”) may deem appropriate, without any additional compensation therefor. During the Term, the Executive shall devote all of his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Company and its subsidiaries and affiliates and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided, that the Executive may perform the following activities without the prior written consent of the Board provided that such activities do not interfere with or otherwise affect the performance of his duties hereunder: (i) if invited to do so, serve on the

First Amendment to Black Employment Agreement

board of directors of another company, subject to the approval of the Board, which will not be withheld unreasonably; (ii) manage his personal investments and estate planning; and (iii) engage in philanthropic, charitable or community activities. For purposes of this Agreement, “affiliate” shall mean any person or entity that, directly or indirectly, is controlled by MFRM. As used herein, “controlled by” means the possession, directly or indirectly, of the power to vote 50% or more of the outstanding voting securities of, or voting interest in, such person or entity or otherwise direct the management policies of such person or entity, by contract, agreement or otherwise.”

b.              Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 3.                                     Term of Employment. The term of the Executive’s employment under the Original Agreement commenced on January 18, 2007 shall continue under this Agreement until and through the earlier of (i) February 3, 2015 and (ii) the date of termination pursuant to Section 7. The term of this Agreement is hereafter referred to as the “Term.”

c.               Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)  Base Salary.  Effective for payroll periods beginning on or after July 30, 2014, during the remainder of the Term the Company shall pay the Executive a base salary of $200,000 per year (the “Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.”

d.              Section 5(b) of the Agreement is hereby deleted in its entirety.

e.               Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 6.                                     Equity Participation.

(a)         The Executive shall be eligible to receive equity grants under the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”) as may be awarded by the Compensation Committee of the Board from time to time.  Notwithstanding the foregoing, the Executive hereby waives any right to participate in any equity grant awarded by the Compensation Committee to senior executives during the period commencing on the Effective Date through the remainder of the Term.

(b)         Unless the Executive’s employment with the Company is terminated for Cause prior to February 3, 2015, effective on the last day of the Term,

(i)                                     all options to purchase common stock, par value $0.01 per share (“Common Stock”), of MFRM granted to the Executive on November 17, 2011 that are subject to time-based vesting provisions and which have not vested prior to February 3, 2015, shall automatically vest and become fully exercisable;

(ii)                                  all options to purchase Common Stock of MFRM granted to the Executive on November 17, 2011 that are subject to market-based vesting provisions and which have not vested prior to February 3, 2015 shall automatically vest and become fully exercisable; provided that the Share Price as of February 3, 2015 equals or exceeds $46.39.  For purposes of this Agreement, the Share Price shall mean the weighted-average closing price (by dollar volume) of MFRM’s Common Stock over thirty (30) trading days preceding the last day of the Executive’s employment with the Company;

(iii)                               all options to purchase Common Stock of MFRM granted to the Executive on September 4, 2013 which have not vested prior to February 3, 2015 shall be automatically and immediately forfeited; and”

(iv)                              all shares of restricted Common Stock of MFRM granted to the Executive on September 4, 2013 which have not vested prior to February 3, 2015 shall be automatically and immediately forfeited.”

f.

g.               Section 7 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 7.                                     Termination.  The Executive’s employment hereunder may be terminated as follows:

(a)                                 Upon Disability, Death or Without Cause.

(i)                                     If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board based on the opinion of a physician selected by the Board who may but need not be the Executive’s normal treating physician, is unable as a result of such disability, with or without a reasonable accommodation, to substantially and competently perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any six month period (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) use his best efforts to cause his own physician(s) to be available to discuss with the Board such Disability.

(ii)                                  If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death.

(iii)                               The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive.

(iv)                              Upon termination of the Executive’s employment for Disability, death or by the Company without Cause, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than payments in respect of the Base Salary then in effect for services rendered or expenses incurred through the date of such termination or accrued and unpaid benefits pursuant to any medical, dental, disability insurance, life insurance, retirement, savings, vacation or any other employee benefit plans or programs in which the Executive participates on the Executive’s last day of employment hereunder which shall be paid in accordance with the Company’s plans and applicable law (collectively, “Accrued Termination Obligations”) and the accelerated vesting of equity grants as specified in Section 6 of this Agreement); provided, however, in addition to the Accrued Termination Obligations, the Company’s obligations to reimburse the Executive for the Executive for the full amount of the premiums the Executive pays under COBRA to continue the Executive’s and any qualifying dependent’s Group Health Plan coverage (“COBRA Coverage”) under the Company’s group medical plan and/or the Company’s group dental plan (collectively, the “Group Health Plan”) pursuant to Section 5(h) of this Agreement shall continue.

(v)                                 It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 7(a) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 7(a) shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 7(a) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

(b)                                 Expiration.  Unless earlier terminated as provided herein, upon the expiration of the Term, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement other than the Accrued Termination Obligations and the accelerated vesting of equity grants as specified in Section 6 of this Agreement; provided, however, in addition to the Accrued Termination Obligations, the Company’s obligations to reimburse the Executive for the Executive for the full amount of the premiums the Executive pays for COBRA Coverage under the Group Health Plan pursuant to Section 5(h) of this Agreement shall continue.

(c)                                  For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon termination. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(i) the Executive’s dishonesty or bad faith in connection with the performance of his duties;

(ii) a refusal or failure by the Executive to use his best efforts to perform duties consistent with the office(s) held by him as requested by the Board which would not give rise to Good Reason and which is not cured within thirty (30) days after notice is delivered by the Board to the Executive;

(iii) the Executive’s conviction of a felony;

(iv) the failure of the Executive to notify the Board of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or

(v) a material breach of the provisions of Section 8, Section 9 or Section 10 of this Agreement by the Executive.

(d)                                 Resignation Without Good Reason. The Executive shall have the right to terminate his employment hereunder upon one (1) month’s prior written notice to the Company, and upon such termination, all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination.

(e)                                  Release. Notwithstanding the foregoing, as a condition to the payments under Section 7(a) (other than due to the Executive’s death) or 7(b), the Executive and the Company agree to and shall execute a mutual release that is reasonably satisfactory to the Executive and the Company.

(f)                                   Section 409A. The parties agree to act in good faith in complying with the requirements of Section 409A. For purposes of this Agreement, all references to “termination”, “termination of employment” and correlative phrases shall mean a Separation From Service. In the event additional regulations or other guidance are issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in this Agreement, then the parties agree to act in good faith to amend the provisions of this Section 7 to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that as closely as practicable achieves the original intent of this Agreement.

(g)                                  No Effect on COBRA Rights. The provisions of this Agreement are not intended to have any effect on the Company’s obligations or the Executive’s rights under COBRA.

(h)                                 Reimbursement of COBRA Premiums. If, at the time the Executive’s employment with the Company terminates under Section 7(a) (other than due to the Executive’s death) or (b), the Executive is an active participant in the Group Health Plan and the Executive timely elects COBRA Coverage, the Company will reimburse the Executive for the full amount of the premiums the Executive pays for COBRA Coverage under the Group Health Plan for up to the first 12 months the Executive maintains such COBRA Coverage, subject, with respect to each month, to the Executive’s submission of reasonable documentation that he has paid such premium if reasonably requested by the Company. Any reimbursements by the Company to the Executive required under this Section 7(h) shall be made on the last day of each month the Executive pays the amount required for such COBRA Coverage, for up to the first 12 months of COBRA Coverage. If the Executive is a Specified Employee and the benefits specified in this Section 7(h) are taxable to the Executive and not otherwise exempt from Section 409A then any amounts to which the Executive would otherwise be entitled under this Section 7(h) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of the Executive’s Separation From Service. Except for any reimbursements under the applicable Group Health Plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 7(h), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 7(h) shall not be subject to liquidation or exchange for another benefit. Subject to the Executive’s Group Health Plan continuation rights under COBRA, the benefits listed in this Section 7(h) shall be reduced to the extent benefits of the same type are received by the Executive, the Executive’s spouse or any eligible dependent from any other person during such period, and provided, further, that the Executive shall have the obligation to notify the Company that the Executive or his spouse or other eligible dependent is receiving such benefits. The Company shall retain the discretion to reasonably modify the manner in which the benefits described in this Section 7(h) are provided by the Company to the Executive to the extent reasonably necessary to comply with applicable law; provided, however, that the Company shall make such modifications so as to allow the Executive to continue to receive to the maximum extent possible the economic benefits contemplated by this Section 7(h).”

2.              Amendment of Equity Award Agreements.  The Executive and MFRM hereby acknowledge and agree that the foregoing provisions constitute a writing that has the effect of amending the terms of the equity award agreements applicable to the equity grants to the Executive referenced herein, in accordance with the terms of the Plan.

3.              No Other Modifications.  Except as expressly modified by this Amendment, the terms and provisions set forth in the Agreement remain in full force and effect.

4.              Governing Law.  This Amendment shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

5.              Counterparts.  This Amendment may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Amendment may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Mattress Holding Corp.

By:	/s/ Steve Stagner
Name: Steve Stagner
Title: President

Mattress Firm Holding Corp.

By:	/s/ Steve Stagner
Name: Steve Stagner
Title: President and Chief Executive Officer

/s/ James R. Black
James R. Black